[Letterhead]
[Law Offices of Ruthann G. Niosi, Esq., P.C.]
[Attorneys and Counsellors at Law]
[91 East End Avenue]
[New York, New York 10028]


December 30, 1997


Spirit of America Investment Fund, Inc.
477 Jericho Turnpike
Syosset, New York 11791

Gentlemen:

In connection with the registration under the Securities Act of 1933 of an indefinite number of shares of common stock of Spirit of America Investment Fund, Inc. (the "Company"), we have examined such matters as we have deemed necessary to give this opinion.

On the basis of the foregoing, it is out opinion that one billion shares of capital stock have been duly authorized and, when paid for as contemplated by the Company's Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm therein.

Very truly yours,
/s/ The Law Offices of Ruthann G. Niosi, Esq., P.C.
The Law Offices of Ruthann G. Niosi, Esq., P.C.